UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2014

PolyOne Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On March 6, 2014, Stephen D. Newlin, the President and Chief Executive Officer of PolyOne Corporation (the “Company”), notified the Company’s Board of Directors (the “Board”) that he will retire as President and Chief Executive Officer, effective May 15, 2014. Mr. Newlin will remain on the Board as its Executive Chairman.

On March 11, 2014, the Company announced that, in connection with Mr. Newlin’s retirement, Robert M. Patterson has been elected as the Company’s President and Chief Executive Officer, effective May 15, 2014. Mr. Patterson has served as the Company’s Executive Vice President and Chief Operating Officer since March 2012, as the Company’s Executive Vice President and Chief Financial Officer from January 2011 until March 2012 and as the Company’s Senior Vice President and Chief Financial Officer from May 2008 until January 2011. Prior to joining the Company, Mr. Patterson served in leadership roles at Novelis, Inc., and SPX Corporation, after starting his career at Arthur Andersen LLP.

In connection with his election as the Company’s President and Chief Executive Officer, Mr. Patterson’s base salary will increase to $800,000 per annum effective as of May 19, 2014. In addition, Mr. Patterson will be eligible to receive an annual incentive based on 100% of his earned base salary in 2014. Finally, Mr. Patterson will be granted, effective May 15, 2014, 100,000 performance shares, 50,000 of which will vest after five years upon the achievement of an earnings per share target over the five-year period, and the remaining 50,000 of which will vest after ten years upon the achievement of an earnings per share target over the ten-year period.

The Company and Mr. Newlin are parties to an employment agreement, as amended and restated on February 18, 2008 and subsequently amended on July 16, 2008 (the “Existing Agreement”). In connection with his role as Executive Chairman, the Company and Mr. Newlin have entered into a new letter agreement (the “New Agreement”) that will modify the arrangement provided for by the Existing Agreement. Under the New Agreement, Mr. Newlin will be entitled to receive an annual salary equal to his current salary until May 15, 2015, at which time his salary will be reduced to $655,850. The term of the New Agreement will extend until February 21, 2016, or a later mutually agreed-upon date (such date, the “Termination Date”).

Pursuant to the terms of the New Agreement, Mr. Newlin will be eligible to receive an annual incentive award for 2014 based on achievement of specified performance goals, although Mr. Newlin will not be eligible for any annual incentive awards beyond 2014. If Mr. Newlin’s employment is terminated for any reason other than for “serious cause,” such termination will be considered a “qualifying separation from service” and, with respect to any of his outstanding stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and performance units (“PUs”), (i) the SARs will continue to vest and become exercisable as if such qualifying separation from service had not occurred, (ii) all outstanding vested SARs may be exercised in whole or in part for the remainder of their term, but in no event beyond the termination of such SARs as provided in the applicable award agreement and (iii) the Company shall waive (A) any requirement that Mr. Newlin be in the continuous employ of the Company during a specified period or through a specified date in order for any RSUs or PUs to become non-forfeitable, (B) any term providing for pro-ration of vesting and/or payment of any RSUs or PUs upon termination of employment due to retirement and (C) any provision that the RSUs or PUs will be forfeited if employment is terminated before a specified date.

Mr. Newlin will be entitled to the same supplemental executive retirement plan (“SERP”) payments provided for under the Existing Agreement. Mr. Newlin will be entitled to substantially the same severance benefits provided for under the Existing Agreement if his employment is terminated prior to the

Termination Date for any reason, including “good reason” by Mr. Newlin, other than (i) a termination on account of his death, (ii) a termination on account of his disability, (iii) a voluntary termination (including retirement) or (iv) an involuntary termination by the Company for “serious cause.” Additionally, if Mr. Newlin’s termination is a qualifying separation from service, the Company will make available to Mr. Newlin and his eligible dependents COBRA coverage for 24 months and, after such 24-month period, will make a payment to Mr. Newlin in an amount equal to the difference between (i) the actual costs of such COBRA coverage and (ii) the amount Mr. Newlin would have paid for such coverage for 24 months had he remained an active employee, and will reimburse Mr. Newlin the amount of tax imposed upon him as a result of the receipt of such payment. The New Agreement also provides for reimbursement of (1) certain legal fees incurred by Mr. Newlin in enforcing the agreement and (2) any taxes imposed on Mr. Newlin as a result of a violation of Section 409A of the Internal Revenue Code of 1986, as amended. Upon his retirement as Executive Chairman, the Company will provide Mr. Newlin with administrative support services and office space for a five-year period.

Mr. Newlin has also agreed pursuant to the terms of the New Agreement that under the terms of the Management Continuity Agreement that he has entered into with the Company, his voluntary termination of his employment with the Company during the 30-day period immediately following the first anniversary of a change of control will not constitute “good reason” that would have otherwise entitled him to receive the severance compensation thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PolyOne Corporation

By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Vice President, General Counsel and Secretary

Date: March 12, 2014